Exhibit 99.1

      Playtex Products, Inc. Reports Third Quarter 2004 Results;
   Net Sales and Operating Earnings up for Third Consecutive Quarter

    WESTPORT, Conn.--(BUSINESS WIRE)--Oct. 27, 2004--Playtex Products, Inc. (NYSE: PYX) today reported results for the third quarter of 2004.
    Continuing favorable operating trends, Playtex reported an increase in net sales and operating earnings versus the prior year for the third consecutive quarter. Sales increased 1% in the quarter and 5% year to date. Net sales year to date benefited from successful new product launches in feminine care, infant care and sun care. Sales also benefited from continued favorable trends with Wet Ones hand and face wipes, but were partially offset by lower cup sales due to increased competition.
    Playtex also reported higher operating earnings of 4% in the quarter and 16% year to date versus prior year reflecting higher sales volumes and the positive impact of our restructuring effort. Net earnings were $1.4 million or $0.02 per diluted share for the quarter, down from $3.1 million and $0.05 per diluted share for the prior year. The decline in net earnings for the year to date period reflects higher interest costs and charges related to the restructuring of the Company's debt in February, 2004.


Financial Highlights:
($ in million's except per share data)

                                  3rd Quarter           9 Months
                                 2004       2003       2004      2003
                              -------------------   ------------------
Net Sales                     $  148.5   $  146.8   $  526.0  $  500.2
Operating Earnings            $   20.3   $   19.6   $   84.6  $   72.7
Net Earnings                  $    1.4   $    3.1   $   18.0  $   19.2
Diluted Earnings Per Share    $   0.02   $   0.05   $   0.29  $   0.31


    Items affecting comparability for all periods presented are identified in the footnotes following the financial statements.
    Playtex's new CEO, Neil DeFeo said, "I'm excited about having joined a company with some of the best known brands. We are number one and number two in each of our core categories which gives us a strong platform from which to grow."
    Mr. DeFeo continued, "While after only two weeks it's too early for me to have a specific strategy to share, my initial impression is that with continued new products, increased marketing support and increased focus on our core brands, we can significantly grow Playtex."
    The Company is maintaining its guidance for the full year 2004 of diluted earnings per share estimated at $0.31 to $0.34, prior to the impact of the Woolite divestiture. Assuming the completion of the Woolite transaction in the fourth quarter, the Company will record a net gain of approximately $54 million partially offset by any operational impact, which is dependent on the closing date and utilization of proceeds. As previously announced, Playtex currently anticipates that the divestiture of Woolite will be neutral to the company's earnings per share in 2005.
    Mr. DeFeo commented further that he expects to use the proceeds from the Woolite sale and excess cash to reduce debt by at least $100 million in the coming year. "This should help improve cash flow over time and provide operating room to build the business."
    Playtex will hold a conference call with analysts and investors at 11:00 a.m. EST on Thursday, October 28, 2004. To access the simultaneous web cast or replay of this call, please go to the "Investor Relations" portion of our web site: www.playtexproductsinc.com.
    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex tampons, Playtex infant feeding products, Wet Ones, Banana Boat, Baby Magic, Diaper Genie, Mr. Bubble, Woolite rug and upholstery cleaning products, Playtex gloves, Binaca and Ogilvie.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                        CONSOLIDATED NET SALES
                            (In thousands)

                  Three Months Ended          Nine Months Ended
              --------------------------- ---------------------------
              September 25, September 27, September 25, September 27,
                   2004         2003          2004          2003
              ------------- ------------- ------------- -------------

Infant Care      $ 65,772     $ 64,259      $199,022      $193,435
Feminine Care      58,887       59,782       172,523       160,124
Sun Care            4,431        2,099        99,897        88,042
Household
 Products &
 Personal
 Grooming          19,441       20,687        54,539        58,636
                 ---------    ---------     ---------     ---------
Total            $148,531     $146,827      $525,981      $500,237
                 =========    =========     =========     =========


                        PLAYTEX PRODUCTS, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS
                          THREE MONTHS ENDED
                 (In thousands, except per share data)

                                         September 25,  September 27,
                                              2004           2003
                                         -------------  -------------

Net sales                                  $  148,531     $  146,827
Cost of sales                                  71,534         72,047
                                            ----------     ----------
 Gross profit                                  76,997         74,780

Operating expenses:
 Selling, general and administrative (1)       56,445         54,937
 Amortization of intangibles                      241            226
                                            ----------     ----------
  Total operating expenses                     56,686         55,163
                                            ----------     ----------

  Operating earnings                           20,311         19,617

 Interest expense, net                         18,072         14,226
 Other expense                                      -            448
                                            ----------     ----------

  Earnings before income taxes                  2,239          4,943

 Income tax expense                               859          1,809
                                            ----------     ----------

  Net earnings                             $    1,380     $    3,134
                                            ==========     ==========

 EPS: Basic                                $     0.02     $     0.05
      Diluted                              $     0.02     $     0.05

 Weighted average shares outstanding:
      Basic                                    61,216         61,216
      Diluted                                  61,224         61,216

 Memo Accounts:
  EBITDA (2)                               $   24,273     $   22,964
  Depreciation                             $    3,721     $    3,569
  Capital expenditures                     $    1,790     $    4,435



(1) In the fourth quarter of 2003, with the guidance of outside operation consultants, we launched a comprehensive program of operational improvements to increase effectiveness and profitability. As a part of this program in the third quarter of 2004, we incurred $0.6 million of related expenses that are included in the SG&A line of the Consolidated Statement of Earnings.

(2) EBITDA represents net earnings before interest, income taxes, depreciation and amortization. See Reconciliation of Consolidated EBITDA to Net Earnings later in this document.


                        PLAYTEX PRODUCTS, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS
                           NINE MONTHS ENDED
                 (In thousands, except per share data)


                                          September 25,  September 27,
                                               2004           2003
                                          -------------  -------------

Net sales                                  $  525,981     $  500,237
Cost of sales                                 251,481        243,016
                                            ----------     ----------
 Gross profit                                 274,500        257,221

Operating expenses:
 Selling, general and administrative (1)      189,153        183,857
 Restructuring (1)                                 93              -
 Amortization of intangibles                      692            677
                                            ----------     ----------
   Total operating expenses                   189,938        184,534
                                            ----------     ----------

   Operating earnings                          84,562         72,687

 Interest expense, net                         52,444         41,060
 Expenses related to retirement of debt,
  net (2)                                       6,432              -
 Other expense                                    336          1,473
                                            ----------     ----------

   Earnings before income taxes                25,350         30,154

 Income tax expense (3)                         7,339         10,963
                                            ----------     ----------

   Net earnings                            $   18,011     $   19,191
                                            ==========     ==========

 EPS: Basic                                $     0.29     $     0.31
      Diluted                              $     0.29     $     0.31

 Weighted average shares outstanding:
      Basic                                    61,216         61,216
      Diluted                                  61,222         61,230

 Memo Accounts:
      EBITDA (4)                           $   89,603     $   82,457
      Depreciation                         $   11,117     $   10,566
      Capital expenditures                 $    9,319     $   13,771

(1) In the fourth quarter of 2003, with the guidance of outside operation consultants, we launched a comprehensive program of operational improvements to increase effectiveness and profitability. As a part of this program for the nine months ended September 25, 2004, we incurred $0.1 million of restructuring costs and $3.1 million of related expenses that are included in the SG&A line of the Consolidated Statement of Earnings.

(2) On February 19, 2004, we issued $460.0 million of 8% Senior Secured Notes and entered into a New Credit Facility which consists of a $7.5 million Term Loan and a $142.5 million Revolver. With the proceeds from these transactions, we repaid our then outstanding variable rate bank indebtedness and terminated our receivables facility. As a result of these transactions, we recorded a loss of $6.7 million associated with the write-off of related unamortized deferred financing costs.

    Also on February 19, 2004, we repurchased on the open market $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes. This transaction resulted in approximately a $0.5 million of gain, which was offset in part by approximately a $0.2 million write-off of unamortized deferred financing fees.

(3) Income tax expense for the nine months ended September 25, 2004 included a $2.8 million tax benefit from the favorable settlement of tax audits during the same period.

(4) EBITDA represents net earnings before interest, income taxes, depreciation and amortization. See Reconciliation of Consolidated EBITDA to Net Earnings later in this document.


                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)



                                            September 25, December 27,
                                                 2004         2003
                                            ------------- ------------
                   Assets
Current assets:
 Cash                                         $   84,158   $   27,453
 Accounts receivables, less allowance for
  doubtful accounts                              101,061       23,478
 Retained interest in receivables                      -       64,633
 Inventories                                      56,393       78,413
 Deferred income taxes, net                        7,296        8,994
 Income taxes receivable                           2,415        3,826
 Assets held for sale                              3,582            -
 Other current assets                              6,227        8,370
                                               ----------   ----------
  Total current assets                           261,132      215,167
Net property, plant and equipment                120,354      125,425
Intangible assets, net:
 Goodwill                                        494,307      494,307
 Trademarks, patents & other                     145,340      138,271
                                               ----------   ----------
   Total intangible assets, net                  639,647      632,578
Deferred financing costs                          17,305       13,109
Other noncurrent assets                            8,578        7,019
                                               ----------   ----------
 Total assets                                 $1,047,016   $  993,298
                                               ==========   ==========

    Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                             $   30,593   $   39,306
 Accrued expenses                                 81,182       53,242
 Income taxes payable                              1,782        4,169
 Current maturities of long-term debt                  -        4,500
                                               ----------   ----------
   Total current liabilities                     113,557      101,217

Long-term debt                                   800,000      788,750
Other noncurrent liabilities                      19,878       16,404
Deferred income taxes                             67,698       59,139
                                               ----------   ----------
 Total liabilities                             1,001,133      965,510
                                               ----------   ----------

Stockholders' equity:
 Common stock, $0.01 par value, authorized
  100,000,000 shares, issued and outstanding
  61,215,856 shares at September 25, 2004
  and December 27, 2003                              612          612
 Additional paid-in capital                      526,233      526,233
 Retained earnings (accumulated deficit)        (480,528)    (498,539)
 Accumulated other comprehensive earnings
  (loss)                                            (434)        (518)
                                               ----------   ----------
  Total stockholders' equity                      45,883       27,788
                                               ----------   ----------
  Total liabilities and stockholders' equity  $1,047,016   $  993,298
                                               ==========   ==========

Memo accounts:
 Long-term debt including current maturities
   of long-term debt                          $  800,000   $  793,250
                                               ==========   ==========
 Receivables, comparative                     $  101,061   $  109,111
                                               ==========   ==========


                        PLAYTEX PRODUCTS, INC.
         RECONCILIATION OF CONSOLIDATED EBITDA TO NET EARNINGS
                            (In thousands)

The table below reconciles EBITDA to net earnings, the most directly comparable GAAP measure.

                  Three Months Ended           Nine Months Ended
             ---------------------------- ----------------------------
              September 25, September 27,  September 25, September 27,
                  2004          2003           2004          2003
              ------------- -------------   ------------ -------------
Net earnings  $       1,380 $      3,134   $     18,011 $      19,191
Income tax
 expense                859        1,809          7,339        10,963
Interest
 expense, net        18,072       14,226         52,444        41,060
Amortization
 of intangibles         241          226            692           677
Depreciation          3,721        3,569         11,117        10,566
               ------------- ------------   ------------ -------------
 EBITDA (1)   $    24,273(2)$   22,964(3)  $   89,603(2)$    82,457(3)
               ============= ============   ============ =============


(1) EBITDA represents net earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.

(2) For the three months ended September 25, 2004, EBITDA included:
    $0.6 million in SG&A for costs related to our efforts to improve our operational effectiveness and profitability. For the nine months ended September 25, 2004, EBITDA included: a loss of $6.9 million associated with the write-off of unamortized deferred financing costs which were offset in part by a gain of $0.5 million related to the repurchase on the open market of $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes; $0.1 million of restructuring costs and $3.1 million of related expenses associated with our program to improve operational effectiveness and profitability; and $0.3 million of other expenses, which consisted primarily of costs associated with our now terminated AR Facility.

(3) For the three and nine months ended September 27, 2003, EBITDA included $0.4 million and $1.5 million, respectively, of other expenses which consisted primarily of costs associated with our now terminated AR Facility.


    CONTACT: Playtex Products, Inc
             Laura Kiernan, 203-341-4262